Exhibit 4.4

Colorado Secretary of State Date and Time: 06/21/2012 12:21 PM
Document must be filed electronically. Paper documents will not be accepted. Document processing fee Fees & forms/cover sheets are subject to change. To access other information or print copies of filed documents, visit www.sos.state.co.us and select Business.	$25.00	ID Number: 19891001421 Document number: 20121336550 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	19891001421

1. Entity name:	STRATEX OIL & GAS HOLDINGS, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:	(if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)
OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☑

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Batcher	Karen	A.
	(Last)	(First)	(Middle)	(Suffix)

819 Anchorage Place
(Street name and number or Post Office information)
Suite 28

Chula Vista	CA	91914
(City)	(State)	(Postal/Zip Code)

	United States
(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

CERTIFICATE OF DESIGNATIONS
OF THE
SERIES A PREFERRED STOCK
(Par Value $0.0001 Per Share)

OF

STRATEX OIL & GAS HOLDINGS, INC.

Pursuant to Section 7-106-102 of the
General Corporation Law of the State of Colorado

The undersigned duly authorized officer of Stratex Oil & Gas Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Colorado (the “Company”), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Company’s Board of Directors (the “Board of Directors”), pursuant to Sections 7-106-102 and 1-108-202 of the General Corporation Law of the State of Colorado on June 20, 2012:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Company's Certificate of Incorporation, the Board of Directors hereby provides for the issuance of a series of preferred stock, and hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights of, and qualifications, limitations or restrictions thereon, the shares of preferred stock, in addition to any set forth in the Amended & Restated Certificate of Incorporation that are applicable to such shares, as follows:

ARTICLE 1

DESIGNATION AND RANK

1.1   Designation. This resolution shall provide for a single series of preferred stock, the designation of which shall be Series A Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock is 100 shares. The Series A Preferred Stock will have the relative rights and preferences to all other classes and series of the capital stock of the Company as set forth herein.

ARTICLE 2

DIVIDEND RIGHTS

2.1   Dividends or Distributions.

(a)    The holders of the Series A Preferred Stock shall not be entitled to receive dividends.

ARTICLE 3

LIQUIDATION RIGHTS

3.1   Liquidation Preference. The series A Preferred Stock shall have no liquidation rights.

ARTICLE 4

CONVERSION RIGHTS

4.1    Conversion of Series A Preferred Stock into Common Stock. The holders of Series A Preferred Stock shall have no conversion rights.

ARTICLE 5

REDEMPTION RIGHTS

The Company shall not be obligated nor entitled to redeem any shares of the Series A Preferred Stock.

ARTICLE 6

VOTING RIGHTS

6.1   General. Subject to Section 6.2, Each share of the Series A Preferred Stock shall have One Million (1,000,000) times that number of votes on all matters submitted to the stockholders that each share of common stock (rounded to the nearest whole number) is entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Holders of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, except as may otherwise be required under the General Corporation Law of the State of Colorado (the “GCL”).

6.2   Stockholder Approvals. So long as any shares of the Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by the GCL or its Amended Certificate of Incorporation and in addition to any other vote that may be required by the GCL, without the prior approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, the Company will not:

(a)           authorize or issue any equity security having any preference over the Series A Preferred Stock; or

(b)           amend, alter or repeal any provision of, or add any provision to, the Company’s Amended and Restated Certificate of Incorporation, any Certificate of Designations or Bylaws if such action would adversely alter or change in any material respect the rights, preferences or privileges of the holders of the Series A Preferred Stock.

ARTICLE 7

MISCELLANEOUS

7.1   Headings of Sections. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

7.2   Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by a duly authorized officer of the Company.

Dated: June 20, 2012	STRATEX OIL & GAS HOLDINGS, INC.

	By:	/s/ Allan Ligi
Name: Allan Ligi
Title: President/CEO/CEO